Exhibit 10.129

August 25, 2010

Danna Rabin

Dear Danna:

As a valued member of the senior management team of Comverse, Inc. (“Comverse” or the “Company”) with this letter, Comverse is now offering you sponsorship of a request for lawful permanent resident status in the U.S.

In administering this benefit to you, you understand that Comverse will utilize U.S. immigration counsel of its choice in preparing and submitting this request on your behalf to the U.S. Department of Homeland Security (USDHS). Although Comverse will exert reasonable and diligent efforts in preparing this request to USDHS, the decision to grant permanent residency in the U.S. rests entirely with USDHS and you understand that Comverse does not guarantee an approval. In addition, consistent with current company practice in the offering of this sponsorship to select employees of Comverse in the U.S., you agree to be personally responsible for all legal fees, any and all required governmental filing fees and any and all other costs associated with this process, except for those fees to be covered by the Company as mandated by the U.S. laws.

In consideration of this offer of immigration sponsorship, effective the notice date of USDHS approval on your request for permanent residence, you agree to localize as a U.S. employee eligible for all of the standard benefits available to U.S.-based employees of Comverse. Upon localization, you agree to terminate all benefits and allowances (including housing allowance and all as set forth in your accepted offer letter dated August 20, 2009) provided to you in connection with your international assignment in the U.S. Only until such time you receive your lawful permanent residence, your current international assignment benefits will remain in effect as set forth in your accepted offer letter date August 20, 2009.

As you know, your current international assignment in the U.S. is scheduled to expire on September 11, 2011. At the conclusion of this current assignment period, subject to the Company’s discretion and approval, you may be eligible for extensions of your international assignment in increments of one (1) year up to an aggregate of five (5) years per current Comverse Global Relocation Policy. By Company policy, at no time can your international assignment exceed an aggregate of five (5) years. If the Company elects to not extend your international assignment at the conclusion of your current or subsequent assignment terms but prior to five aggregate assignment years and you have not then received your permanent residence in the U.S., you will be given the option to localize or repatriate back to your home country. If you remain on assignment for an aggregate of five (5) years and you have not then received your permanent residence in the U.S., your international assignment will be terminated by Comverse and you will be given the option to localize as a U.S.-based employee or repatriate back to your home country. Therefore, notwithstanding the above, your localization as a U.S.-based employee will occur upon receipt of USDHS approval on your request for permanent residency, the termination of your international assignment (should you choose the localization option) or on the date you reach the end of five (5) aggregate years on international assignment in the U.S., whichever of these events occurs first.

Upon your localization, you will receive a salary increase of $31,900 US per year.

Comverse, Inc.

200 Quannapowitt Parkway * Wakefield, Massachusetts 01880

Telephone: 1+781-224-9000

If you are in acceptance of Comverse’s offer of localization under these terms, please sign and date below and return the original of this letter to me as soon as possible.

If you decide not to accept Comverse’s offer of localization under these terms, please notify me in writing.

If you have any questions, please do not hesitate to contact me.

Thank you for your continuing contributions to Comverse.

Sincerely,

/s/ Rebecca L. Smith
Rebecca L. Smith
VP- Americas HR Services
Comverse, Inc.

Agreed and Accepted:

/s/ Danna Rabin
Danna Rabin

8/26/2010
Date

Comverse, Inc.

200 Quannapowitt Parkway * Wakefield, Massachusetts 01880

Telephone: 1+781-224-9000